                                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                             WASHINGTON, D.C. 20549

                              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

<square>Check this box if no longer
   subject to Section 16. Form 4
   or Form 5 obligations may continue.
   SEE Instruction 1(B)

 Filed pursuant to Section 16(a) of the Securities Act of 1934,
 Section 17(a) of the Public Utility or Form 5 obligations Holding
 Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940



1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol   6.  Relationship of Reporting Person
                                                                                             to Issuer
Jeffries,           Michael          J.                     OSTEOTECH, INC. (OSTE)                  (Check all applicable)

                                                                                                   X     Director______ 10% Owner
(Last)              (First)           (Middle) 3. IRS or Social     4. Statement for            ___X____ Officer     ______ Other
                                                  Security Number      Month/Year               (give title below)
C/O OSTEOTECH, INC.                               of Reporting                               (specify below)
51 JAMES WAY                                      Person                 September 1996
                                                  (Voluntary)                                      Executive Vice President
                                                                                                    Chief Operating Officer
                                                   ###-##-####                                      Chief Financial Officer
                   (Street)                                         5. If Amendment, Date of
                                                                    Original (Month/Year)
EATONTOWN, NEW JERSEY
07724
(City)              (State)              (Zip)
                                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                           2. Trans-  3. Trans- 4. Securities Acquired   5. Amount of   6. Owner-   7. Nature
   (Instr. 3)                                     action     action    (A) or Disposed of       Securities     ship        of In-
                                                  Date       Code      (D)                      Beneficially   Form:       direct
                                                  (Month/  (Instr.     (Instr. 3, 4 and 5)      Owned at       (D) or      Bene-
                                               Day/       8)                                    End of         Indirect    ficial
                                               Year)                                            Month          (I)         Owner-
                                                                                                (Instr. 3      (Instr.     ship
                                                                                             and 4)         4)             (Instr.
                                                                                                                        4)
                                                          Code   V   Amount  (A) or Price
                                                                               (D)

COMMON STOCK A                                 09/30/96     P    v    186      A    $4.8875        32,014          D          --


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., puts, calls, warrants, options, convertible securities)

1. Title of Derivative 2.Conver-3.Trans-4.Transac-5.Number of6.Date    7.Title and Amount 8.Price9.Number 10.  Owner-  11.  Na-
Security                 sion     action tion  Deriv-       Exercisableof Under-lying       of    of        ship         ture
   (Instr. 3)            or       Date   Code  ative        and        Securities (Instr.   Deriv-Deriv-     Form         of In-
                         Exercise (Month/Day/(Instr.SecuritiesExpiration3 and 4)            ative ative      of De-       direct
                         Price    Year)8)      Ac-          Date                            Secur-Secur-     rivative     Bene-
                         of                    quired (A)   (Month/Day/                     ity   ities      Secur-       ficial
                         Deriv-                or Dis-      Year)                           (Instr.Bene-     ity:         Own-
                         ative                 posed of                                     5)    ficially   (D) or         ership
                       Security                (D)                                                Owned      Indi-       (Instr. 4)
                                               (Instr. 3,                                         at End     rect (I)
                                             4, and 5)                                            of        (Instr. 4)
                                                                                                  Month
                                                                                                  (Instr.
                                                                                                4)
                                       CodeV    (A) (D)   Date  Expira-    Title   Amount
                                                          Exer- tion               or
                                                          cisableDate              Number
                                                                                   of
                                                                                   Shares

  Explanation of Responses:

  a    Purchased under the Company's Stock Purchase Plan, a Rule 16b-3 plan.






** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations .
                          /s/ MICHAEL J. JEFFRIES              10/7/96
                          **Signature of Reporting Person         Date
                          Michael J. Jeffries



See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.
                                                      SEC 1474 (8-92)